                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE

NEW ORLEANS--December 5, 1995                                             95-23

     McDermott International, Inc. (NYSE:MDR) announced today that its Board of Directors adopted a new Stockholder Rights Plan to replace its existing plan that will expire on December 30, 1995. The new Stockholder Rights Plan, like the existing plan, is designed to enhance the Board's ability to protect stockholders against, among other things, unsolicited attempts to acquire control of McDermott International that do not offer an adequate price to all stockholders or are otherwise not in the best interests of McDermott International and its stockholders.

     McDermott International said that the new Plan was not adopted in response to any specific effort to acquire control of the Company, and it is not aware of any such effort.

     After December 30, 1995, the rights issued pursuant to the Company's current plan will cease to exist. Under the new Plan, each common stockholder at the close of business on January 2, 1996 will receive a dividend of one right for each share of Common Stock held. Each right entitles the holder to purchase from the Company one one-hundredth of a share of a new series of participating Preferred Stock at an initial purchase price of $50.00. The rights will become exercisable and will detach from the Common Stock a specified period of time after any person has become the beneficial owner of 15% or more of McDermott International's Common Stock or commenced a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 15% or more of the Common Stock.

     If any person becomes the beneficial owner of 15% or more of McDermott International's Common Stock, each right will entitle the holder, other than the acquiring person, to purchase for the purchase price Common Stock of the Company having a value of twice the purchase price.

     If, following an acquisition of 15% or more of the Company's Common Stock, McDermott International is involved in certain mergers or other business combinations or sells or transfers more than 50% of its assets or earning power, each right will entitle the holder to purchase for the purchase price common stock of the other party to such transaction having a value of twice the purchase price.

     At any time after a person has acquired 15% or more (but before any person has acquired more than 50%) of the Company's Common Stock, McDermott International may exchange all or part of the rights for shares of Common Stock at an exchange ratio of one share of Common Stock per right.

     McDermott International may redeem the rights at a price of $0.01 per right at any time prior to a specified period of time after a person has become the beneficial owner of 15% or more of its Common Stock. The rights will expire on January 2, 2006, unless earlier exchanged or redeemed.

     Robert E. Howson, Chairman of the Board and Chief Executive Officer, said:
"The rights are intended to enable all McDermott International, Inc. stockholders to realize the long-term value of their investment in the Company. They would not prevent a takeover of McDermott International, Inc. However, the new rights plan should encourage anyone seeking to acquire McDermott International, Inc. to negotiate with the Board prior to attempting a takeover."

     McDermott International, Inc. is a leading worldwide energy services company. The company and its subsidiaries manufacture steam-generating equipment, environmental equipment, and products for the U.S. government. They also provide engineering and construction services for industrial, utility, and hydrocarbon processing facilities, and for the shipbuilding industry. Through its majority ownership of J. Ray McDermott, S.A. (NYSE:JRM), McDermott International also participates in offshore construction.

     For additional information please contact:
          Don Washington
          McDermott International, Inc.
          P. O. Box 6196l
          New Orleans, LA  70161-1961

          (504) 587-4080